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                                                                   EXHIBIT 99.2


PRINTRAK COMPLETES ACQUISITION OF SUNRISE IMAGING


ANAHEIM, Calif.--(BUSINESS WIRE)--Sept. 10, 1997--PRINTRAK INTERNATIONAL
INC. (NASDAQ: AFIS), a leading provider of integrated identification and information systems, today reported it has completed the acquisition of SunRise Imaging, a leading developer and manufacturer of high performance systems which digitize microfilm and microfiche.

The transaction, previously announced on September 2, is being accounted for as a purchase. Under the agreement, Fremont, Calif.-based SunRise Imaging will operate as a Printrak subsidiary under the direction of Steve Butterfield, its president.

Printrak Company Information

Printrak International (http://www.printrakinternational.com) is a leading worldwide supplier of integrated identification and information systems used primarily in criminal justice and public safety applications, and with increasing frequency in civil applications such as welfare and immigration control. The company provides networked fingerprint, photo imaging, computer-aided dispatch and automated records management systems. The company's systems serve approximately 600 national, state, county, and municipal agencies in 26 countries.

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CONTACT:

    Printrak International Inc., Anaheim
    Dan Driscoll, 714/238-2000